Exhibit 99.1

News	General Motors Corporation	GM Communications Detroit, Mich., USA media.gm.com
For Release: February 12, 2008
7:00 a.m. Eastern Standard Time
GM Reports Preliminary 2007 Financial Results
2007 adjusted net loss of $23 million, reported net loss of $38.7 billion
2007 adjusted automotive operating pre-tax income improved by almost $900 million
Strong emerging market performance helps drive record automotive revenue of $178 billion
Adjusted automotive operating cash flow improvement of $2 billion
Continued improvement in automotive earnings expected for 2008
DETROIT — General Motors Corp. (NYSE: GM) today announced a 2007 calendar-year adjusted net loss, excluding special items, of $23 million, or $.04 per diluted share. This compares to adjusted net income of $2.2 billion, or $3.84 per diluted share in 2006, as significantly improved automotive performance was offset by large losses at GMAC. Including special items, the company reported a loss of $38.7 billion, or $68.45 per diluted share, compared to a reported loss of $2 billion, or $3.50 per diluted share in 2006. The loss is almost entirely attributable to the non-cash $38.3 billion special charge in the third quarter related to the valuation allowance against deferred tax assets.
GM’s core automotive business generated record revenue of $178 billion in 2007, a $7 billion improvement over 2006, aided by explosive growth in emerging markets and favorable foreign exchange against a weaker U.S. dollar. In total, GM generated $181 billion in revenue in 2007, compared with $206 billion in 2006. The decrease versus last year is due to the non-consolidation of GMAC revenue, following GM’s sale of 51 percent of GMAC in November of 2006.
“2007 was another year of important progress for GM, as we implemented further significant structural cost reductions in North America, grew aggressively in emerging markets, negotiated an historic labor contract with our UAW partners in the U.S., advanced development of a broad range of advanced propulsion technologies and most importantly, introduced a series of breakthrough cars and trucks around the world,” GM Chairman and CEO Rick Wagoner said. “We’re pleased with the positive improvement trend in our automotive results, especially given the challenging conditions in important markets like the U.S. and Germany, but we have more work to do to achieve acceptable profitability and positive cash flow,” Wagoner added.

In the fourth quarter 2007, GM posted adjusted net income of $46 million or $.08 per diluted share, compared to adjusted net income of $180 million, or $.32 per diluted share in the year-ago period. Including special items, the company reported a net loss of $722 million, or $1.28 per diluted share in the fourth quarter 2007, compared to net income of $950 million, or $1.68 per diluted share in the year-ago period. The fourth quarter results reflect a $1.6 billion tax benefit in continuing operations related to SFAS No. 109 guidelines for intra-period tax allocations between continuing operations, other comprehensive income and discontinued operations.
Special charges recorded in the fourth quarter totaled $768 million, including an $805 million adjustment principally related to a favorable tax item related to the gain on the sale of Allison Transmission, which was offset by $622 million in charges associated with GM’s support of Delphi’s restructuring efforts, $552 million for pension benefits provided to Delphi employees and retirees and $290 million in other restructuring-related charges. Details on special items are included in the “Highlights” section of the press release.
GM reported revenue of $47.1 billion in the fourth quarter versus $50.8 billion in the year ago period, with the decline more than accounted for by the exclusion of GMAC revenue starting December 1, 2006. Revenue from automotive operations totaled $46.7 billion in the quarter, a $3 billion increase over the prior year and a new quarterly revenue record, reflecting strong growth in Latin America, Asia Pacific and Eastern Europe.
Beginning in the fourth quarter of 2007 and reflected in the remainder of this release, GM will report its automotive operations and regional results on a pre-tax basis, with taxes reported on a total corporate basis.
GM Automotive Operations
GM’s global automotive operations posted adjusted earnings before tax of $553 million in 2007 (reported loss of $1.9 billion), compared to an adjusted loss before tax of $339 million in 2006 (reported loss of $6.1 billion). In the fourth quarter 2007, GM’s automotive operations had an adjusted loss before tax of $803 million (reported loss of $1.2 billion), compared to adjusted earnings before tax of $8 million in the year-ago quarter (reported loss of $111 million).
GM’s worldwide vehicle sales increased 3 percent, or 277,000 units, to 9.4 million vehicles in 2007, marking the second best year in units sold in the company’s 100-year history. For the third consecutive year, a majority of the company’s sales — almost 60 percent — were outside of the U.S. Record sales performance was achieved in key growth markets throughout Eastern Europe, Latin America and the Asia Pacific.

GM North America (GMNA) posted an adjusted loss before tax of $1.5 billion for 2007 (reported loss of $3.3 billion), compared to a loss before tax of $1.6 billion in the year-ago period, excluding special items (reported loss of $7.5 billion). GMNA had an adjusted loss before tax of $1.1 billion in the fourth quarter (reported loss of $1.3 billion), compared to an adjusted loss before tax of $129 million in the fourth quarter 2006 (reported loss of $30 million).
Losses for the year in GMNA were largely attributable to a softer U.S. market, and the strategic actions to reduce dealer inventory by approximately 150,000 units and lower sales of daily rental vehicles by about 110,000 vehicles in the U.S. High commodity prices, unfavorable foreign exchange and lower unit sales exerted pressure on profitability, but were more than offset by better product mix, stronger pricing, and significantly reduced manufacturing and legacy costs. GMNA also incurred higher engineering costs to support continuing product and technology development activities.
“Our North America turnaround remains on track despite the weak U.S. economy and continued high commodity prices,” Wagoner said. “The actions we’ve taken to further reduce structural costs and strengthen our product lineup with great new vehicles like the award-winning Chevrolet Malibu and Cadillac CTS are fundamentally improving our ability to compete in the U.S. and around the world. We’re building a solid foundation for continued growth and improved operating results,” Wagoner added.
GM reached its structural cost reduction target of $9 billion in North America in 2007 versus 2005, a key part of reducing global automotive structural cost as a percent of revenue from 34 percent in 2005 to 29.7 percent in 2007. GM expects to derive additional structural cost savings of $4 billion to $5 billion by 2010 in the U.S. as it fully implements the 2007 GM-UAW contract, including the independent healthcare trust. These savings will help GM reach its goal to reduce structural cost as a percent of revenue to 25 percent of revenue by 2010, and further to 23 percent of revenue by 2012.
GM Europe (GME) posted its second consecutive year of adjusted profitability in 2007 with earnings before tax of $55 million (reported loss of $524 million), down from earnings before tax of $357 million in 2006, excluding special items (reported loss of $297 million). For the fourth quarter GME posted an adjusted loss before tax of $215 million (reported loss of $445 million) versus an adjusted loss before tax of $12 million in the year ago period (reported loss of $154 million). The decline in calendar year and fourth quarter earnings were attributable primarily to a markedly softer German market as well as unfavorable foreign exchange rates. Other key areas of GME’s business performed relatively well, including strong sales outside Germany, increases in net pricing, and improvements in structural and material cost performance.

GME sales were up 8.9 percent in 2007 to a record 2.2 million units, led by Chevrolet, up 34 percent, Opel/Vauxhall, up 4.3 percent and Cadillac up 31 percent. Strong demand for GM vehicles in the United Kingdom, Ukraine, Italy, Greece and Russia — where sales doubled to 260,000 units — made the company the fastest growing major automobile manufacturer in Europe in 2007. Financial results generated from the rapidly growing sales of GM Daewoo-built Chevrolet vehicles in Europe are consolidated in Korea and reflected in GM Asia Pacific (GMAP) results.
With a 19 percent increase in sales to a record 1.2 million units in 2007, GM Latin America, Africa, Middle East (GMLAAM) achieved a record $1.3 billion in adjusted earnings before tax for the year (reported income of $1.3 billion), up 140 percent over 2006 adjusted earnings of $561 million (reported income of $518 million). GMLAAM also set a sales record in the fourth quarter with 341,000 units, up 18 percent year over year, generating $424 million in adjusted earnings before tax (reported income of $424 million), up from $76 million in the fourth quarter of 2006 (reported income of $76 million). Robust sales in the GMLAAM region resulted in record revenue of $18.9 billion for the calendar year and $6 billion in the fourth quarter.
The year-over-year gain in GMLAAM pre-tax earnings was largely driven by strong volume growth, which outpaced industry growth, as well as favorable price and mix. Robust sales contributed to record GM sales in Argentina, Brazil, Chile, Colombia, Egypt and Venezuela in 2007. Continued strong sales of the Chevrolet Corsa, Aveo and Celta throughout the region were complemented by the successful launch of several new entries, including the Chevrolet Captiva in Latin America and Chevrolet Suburban and Cadillac Escalade in the Middle East. Chevrolet sales in the region were up 23 percent for the calendar year, and accounted for 90 percent of units sold in GMLAAM in 2007.
GMAP posted adjusted earnings before tax of $744 million in 2007 (reported income of $681 million) compared to $403 million (reported income of $1.2 billion) for 2006. GMAP adjusted earnings before tax for the fourth quarter were $72 million (reported income also $72 million), compared to $105 million in fourth quarter of 2006 (reported income of $29 million). The calendar year earnings gain was driven by favorable volume and mix, increased equity income from GM’s China joint ventures and improved operating performance at Holden. The results were partially offset by increased structural cost increases associated with continued investment in high growth markets and lower Suzuki equity income resulting from the sale of a majority of GM’s equity in 2006.
GMAP had continued strong performance in China, where domestic sales grew 18.5 percent in 2007 and GM, with its local partners, became the first global automotive manufacturer to sell more than 1 million vehicles. In addition, GM sales in India rose 74 percent, and export sales of the GM Daewoo products built in Korea increased by 30 percent to 870,000 vehicles.

GMAC
On a standalone basis, GMAC Financial Services reported a net loss of $2.3 billion in 2007, compared with net income of $2.1 billion in 2006. Profitable results in the global automotive and insurance businesses were more than offset by the significant loss at Residential Capital, LLC (ResCap). In the fourth quarter, GMAC reported a net loss of $724 million, compared to net income of $1.0 billion in the fourth quarter of 2006. The effect on ResCap of the continued disruption in the mortgage, housing and capital markets was the primary driver of adverse performance.
GM reported a $1.1 billion net loss attributable to GMAC, as a result of its 49 percent equity interest and preferred dividends received for the full year 2007, and a $394 million reported net loss for the fourth quarter.
While market conditions remain uncertain, GMAC has taken aggressive actions in 2007 across all its businesses in an effort to mitigate future risk, rationalize the cost structure and position the company for growth. As a result, GMAC currently expects to be profitable in 2008. GMAC’s liquidity position is at relatively high historical levels and GM believes that GMAC remains adequately capitalized.
Cash and Liquidity
Cash, marketable securities and readily available assets of the Voluntary Employees Beneficiary Association (VEBA) trust totaled $27.3 billion as of December 31, 2007, up from $26.4 billion as of December 31, 2006. GM ended the 2007 calendar year with negative adjusted automotive operating cash flow of $2.4 billion, a significant $2 billion improvement compared to 2006. It marks the second consecutive year-over-year improvement in operating cash flow for all four of GM’s operating regions.
Consistent with past years, GM withdrew $2.7 billion from the VEBA in December, leaving a balance of $16.3 billion at 2007 year-end, of which the UAW related portion is estimated at $14.5 billion. In negotiations with the UAW and UAW retiree class counsel on a Settlement Agreement involving the healthcare MOU that will shortly be filed with the court, the parties have agreed in principle that of the $18.5 billion that was agreed to be set aside upfront for future retiree healthcare claims, the difference of approximately $4 billion will be funded with a short term note maturing January 2010 with interest at 9 percent. This will enhance interim liquidity for GM and provide the UAW and plan participants a 9 percent return.
The parties have also agreed in principle, as part of the overall Settlement Agreement, to execute a series of derivatives that would effectively reduce the conversion price of the convertible note from $40 to $36, and would entitle GM to recover the additional economic value provided if the GM stock price appreciates to between $63.48 and $70.53 per share.

Future Outlook
Despite the uncertainty in the U.S. market, the company announced it expects improved pre-tax automotive earnings in 2008 versus 2007, largely driven by continued strong performance in emerging markets. GM expects improvements in automotive revenue, favorable pricing, favorable material cost performance and continued reductions in structural cost as a percentage of revenue in the 2008 calendar year. Operating cash flow is expected to be relatively flat in 2008 versus 2007, despite planned increases in capital spending to about $8 billion, up from $7.5 billion in 2007.
GM remains confident in the 2010-2011 opportunities to further improve earnings and cash flow. Most notable is the potential to realize the full impact of the GM-UAW labor agreement which is expected to provide significantly greater flexibility and yield additional savings of $4 billion to $5 billion. In addition, GM estimates that if the U.S. market volume returns to trend levels in 2009 and beyond, which would be an increase of 1 million units, the change would generate additional pre-tax income to GM in the range of approximately $1 billion to $1.5 billion annually. GM also expects to reduce a substantial portion of the cost premiums it has historically paid to Delphi for systems and components over the next three to five years. The savings will be offset by various labor and transitional subsidies of $300-400 million per year under Delphi’s plan of reorganization, however GM expects to achieve annual net savings over the mid-term of approximately $500 million.
In addition, significant additional opportunities to further improve GM earnings and cash flow by 2010-2011 include improved pricing driven by a host of new products, continued strong growth in revenue and profitability in emerging markets, and improved performance at GMAC.
General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 266,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2007, nearly 9.37 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “estimate,” “goal,” “target,” “believe,” “improve,” “intend,” “potential,” “continue,” “designed,” “opportunity,” “risk,” “may,” “would,” “could,” “should” or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such factors include, among others, the following: our ability to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; market acceptance of our products; significant changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; shortages of and price increases for fuel; adoption of new laws or changes in existing laws that may affect the production, licensing, distribution, cost or sale of our products; the final results of investigations and inquiries by the SEC and other governmental agencies; changes in GMAC’s ability to make distributions on the Preferred Membership Interests we hold; completion of the final settlement with the UAW and UAW retirees, including obtaining court approval in a form acceptable to us, the UAW, and class counsel; treatment of the terms of the 2006 Settlement Agreement pursuant to the Retiree MOU in a form acceptable to us, the UAW and class counsel; our completion of discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Post-Retirement Medical Benefits for the Covered Group as set forth in the Retiree MOU, on a basis reasonably satisfactory to us; and as applicable, a determination by us that the New VEBA satisfies the requirements of section 302(c)(5) of the Labor-Management Relations Act of 1947, as amended (LMRA), as well as bank and other regulatory approval; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate. In addition, GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q, and 8-K. The factors identified by GMAC include, among others, the following: possible downgrades for GMAC or ResCap by rating agencies; inability to maintain adequate financing sources for its substantial capital needs; credit exposure to us and recent developments in the residential mortgage market, especially in the nonprime sector. The most recent reports on SEC Forms 10-K, 10-Q or 8-K filed by us or GMAC provide information about these and other factors, which may be revised or supplemented in future reports to the SEC on those forms.

General Motors Corporation
Use of Non-GAAP Financial Measures
          This press release and the accompanying tables include the following non-GAAP financial measures: (a) adjusted net income, (b) managerial cash flow and (c) GM North America vehicle revenue per unit. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). This press release also contains a reconciliation of each presented non-GAAP measure to its most comparable GAAP financial measure.
          Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that GM management does not consider part of operating results when assessing the performance of the organization and measuring the results of GM’s performance. In addition, GM has historically reported similar non-GAAP financial measures and believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management uses these non-GAAP financial measures to evaluate GM’s performance and believes these measures allow GM management to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income for forecasting purposes and in determining our future capital investment allocations. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
          While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. Costs such as the special attrition program and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
Adjusted Net Income
          Adjusted net income excludes charges for certain tax related items, gains and losses on the sale of business units and business interests, charges associated with certain changes in estimates, restructuring, plant closure and impairment charges, charges associated with Delphi and special attrition program charges.
          The following is a discussion of each adjustment to net income (loss) determined in accordance with GAAP to arrive at adjusted net income:
•	Deferred tax assets and tax-related items. GM established valuation allowances against its deferred tax assets in the U.S., Canada and Germany. The charge associated with establishing these valuation allowances is excluded from adjusted net income. Other tax related items excluded from adjusted net income are: (1) the impact of the reduction in corporate income and trade tax rates in Germany; (2) the reversal of our deferred tax asset valuation allowance at GM Daewoo; and (3) unusual tax events that may result as GM is involved in the sales of its business units and business interests from time-to-time. Management believes the exclusion of these valuation allowance charges and tax related items from adjusted net income is useful because management does not consider these charges part of GM’s core earnings in evaluating the performance of the business and excludes these costs when evaluating the performance of the Corporation, its business units and its management team and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
•	Gains and losses on the sale of business units and business interests. The gains and losses on the sale of business units and business interests are excluded from adjusted net income. While GM is involved in sales of its business units and business interests from time-to-time and may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the gains and losses associated with these events when it evaluates the Corporation’s operations and for internal reporting and forecasting purposes and for allocation of additional resources.

•	Change in estimate regarding period of economic benefit of existing pension prior service cost. Our non-GAAP financial measures exclude the charge associated with this change in accounting estimate. Management believes the exclusion of this change in estimate from adjusted net income is useful because management does not consider these non-recurring charges part of GM’s core earnings. Accordingly, management excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	Restructuring, impairment, idling and plant closure charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs, lease abandonment costs, product impairments, any subsequent changes in estimates related to exit activities and goodwill impairment and other intangible asset impairment charges. Management believes the exclusion of restructuring and impairment charges from adjusted net income is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in determining the allocation of resources, such as capital investments, among the Corporation’s business units and as part of its forecasting and budgeting.

•	Delphi charges. Our non-GAAP financial measures exclude the estimated charges associated with the comprehensive settlement agreements entered into with Delphi in connection with the restructuring of Delphi’s operations and certain pension related charges for lump-sum payments to Delphi retirees. Management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charges associated with the special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating the performance of GM, its management teams and its business units during a particular time period to exclude charges associated with the special attrition program. Accordingly, management does not consider these costs as part of its core earnings, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
Managerial Cash Flow
          GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
GM North America Vehicle Revenue per Unit
          GM’s earnings releases and charts for securities analysts also include the use of a non-GAAP measure of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicle sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as fees on the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are not treated as sales under GAAP reporting because of GM’s repurchase obligations.

General Motors Corporation
List of Special Items
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2007		December 31, 2007
	Earnings	EPS	Earnings	EPS
REPORTED
Loss from continuing operations	$(1,527)	$(2.70)	$(43,297)	$(76.52)
Income from discontinued operations	—	—	256	.45
Gain on sale of discontinued operations	805	1.42	4,309	7.62

Net Loss	$(722)	$(1.28)	$(38,732)	$(68.45)

ADJUSTMENTS
Pre-Tax Adjustments:
Delphi (A)	$622		$1,547
Pension benefits for Delphi retirees (B)	552		552
Restructuring/Special attrition program (C)	290		918
Product impairments (D)	169		277
Pension prior service cost (E)	—		1,561
Plant closures (F)	(43)		(90)

	1,590		4,765

Tax related:
Valuation allowance on deferred tax assets and associated tax items (G)	—		38,300
Income tax impact of pre-tax adjustments	(17)		(47)

	(17)		38,253

Total Continuing Operations	1,573	$2.78	43,018	$76.03

Gain on sale of discontinued operations (H)	(805)	(1.42)	(4,309)	(7.62)

Total Adjustments	$768	$1.36	$38,709	$68.41

ADJUSTED
Income (loss) from continuing operations	$46	$.08	$(279)	$(.49)
Income from discontinued operations	—	—	256	.45

Adjusted Income — Basic *	$46	$.08	$(23)	$(.04)

Adjusted Income — Diluted *		$.08		$(.04)

*	See average shares outstanding on page 18.

General Motors Corporation
List of Special Items
(Unaudited)
(A)	During the fourth quarter, we recorded charges of $622 million in Corporate and Other as a result of amendments to the GM-Delphi Settlement Agreements, support of Delphi’s sales of businesses, updated estimates of Delphi retiree healthcare costs and possible support based on ongoing discussions with Delphi.

Including the fourth quarter charges, year-to-date charges for Delphi total $1.5 billion, of which $575 million was recorded during the second quarter and $350 million was recorded during the third quarter.

(B)	During the fourth quarter, we recorded charges of $552 million related to pension benefit increases granted to Delphi employees and retirees/surviving spouses as part of the 2007 UAW/GM labor contract.

(C)	Relates to various restructuring initiatives or the Special Attrition Program. Charges recorded by regions are as follows:

GMNA: Charges of $61 million during the quarter and $278 million for the year were recognized relating to adjustments to plant closing reserves. Additionally, favorable curtailment adjustments of $1 million were recorded during the quarter and reserve adjustments of $11 million for the year were recorded under the Special Attrition Program.
GME: Charges during the quarter and for the year of $230 million and $579 million, respectively, were recognized for separation programs primarily in Belgium, Germany and Sweden.
GMAP: Year-to-date charges of $50 million were recognized relating to separation programs at Australian facilities.

(D)	Amounts relate to charges for product specific asset impairments. GMNA recorded a $169 million charge during the fourth quarter and $264 million in cumulative charges for the year. GMAP recorded $13 million for the year.

(E)	Relates to a change in the estimate of the amortization period for pension prior service cost for certain of our employee benefit plans. In conjunction with entering into the 2007 UAW/GM labor contract, GM determined that the four year term of the labor contract better reflects the period of future economic benefit received from plan amendments to U.S. hourly pension plans. Concurrently, GM evaluated the remaining economic benefit related to the unamortized prior service cost remaining from prior labor contracts and determined the future economic benefit for those amounts that remained at the end of the third quarter of 2007 did not extend beyond the third quarter. Accordingly, during the third quarter 2007, GM recorded a charge of $1.3 billion in GMNA and $.3 billion in Corporate and Other to expense the remaining portion of unamortized prior service cost from the plan amendments entered into as part of the 1999 and 2003 labor contracts.

(F)	Relates to curtailment gains and favorable reserve adjustments at GMNA related to the closure of two former component plants.

(G)	Relates to a net charge during the third quarter of 2007 for a valuation allowance on certain deferred tax assets and associated tax items in the U.S., Canada and Germany. The net charge includes the valuation allowance of $39 billion, which is offset by an adjustment of $.7 billion relating to tax benefits recorded at loss entities through the third quarter of 2007. Additionally, the allowance includes a $.5 billion charge associated with a reduction in the value of deferred tax assets due to a reduction in the statutory corporate income tax and trade tax rates in Germany.

General Motors Corporation
List of Special Items
(Unaudited)
(H)	Relates to the gain on the sale of the commercial and military operations of our Allison Transmission business, which was completed in August 2007 and recorded as discontinued operations. The $805 million net gain during the fourth quarter includes a $830 million re-allocation of GM’s total year-to-date income tax expense between continuing operations, discontinued operations and other comprehensive income, as required under U.S. GAAP (SFAS 109). Additionally, $25 million in post-closing adjustments were determined and recorded during the fourth quarter.

General Motors Corporation
List of Special Items
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2006		December 31, 2006
	Earnings	EPS *	Earnings	EPS *
REPORTED
Income (loss) from continuing operations	$855	$1.51	$(2,423)	$(4.29)
Income from discontinued operations	95	.17	445	.79

Net Income (loss)	$950	$1.68	$(1,978)	$(3.50)

ADJUSTMENTS
Pre-tax adjustments:
Component plant settlement (A)	$224		$224
Restructuring (B)	218		(130)
Special attrition program (C)	(53)		6,387
Gain on sale (D)	(270)		(270)
GMAC transaction related (E)	(1,097)		(1,056)
GMAC commerical finance goodwill impairment (F)	—		839
Delphi (G)	—		500
Product impairments (H)	—		475
Sale of investments (I)	—		(977)

	(978)		5,992

Tax related:
Tax related adjustment items (J)	(158)		(306)
GMAC transaction related (E)	172		355
Income tax impact on pre-tax adjustments	194		(1,887)

	208		(1,838)

Total Adjustments — Continuing Operations	$(770)	$(1.36)	$4,154	$7.35

ADJUSTED
Income from continuing operations	$85	$.15	$1,731	$3.06
Income from discontinued operations	95	.17	445	.79

Adjusted Income — Basic	$180	$0.32	$2,176	$3.85

Adjusted Income — Diluted		$0.32		$3.84

*	Adjusted EPS — Basic for the year ended December 31, 2006 has been changed from $3.89 per share to $3.85 per share to reflect a revision to the special item related to the gain on sale of our Suzuki investment from $372 million, after-tax, to $395 million, after-tax. Additionally, see average shares outstanding, Basic and Diluted, on page 18.

General Motors Corporation
List of Special Items, Pre-Tax
(Unaudited)
(A)	During the fourth quarter, GM announced its plan to cease production at two former component plants that are included in GM’s consolidated financial results. GMNA recorded a charge of $224 million related to the idling and separation costs of the workforce.

(B)	Relates to various restructuring initiatives and other matters. Charges for the fourth quarter of 2006 include:
•	Additional charges of $142 million primarily related to separations at GME.

•	Restructuring charges of $76 million at GMAP related to reduced volume and employee separation at Holden.
In addition to the fourth quarter charges, year-to-date amounts, reflecting a net favorable adjustment, include the following:
•	GMNA recorded a favorable adjustment of approximately $1 billion to the accrual recorded in the fourth quarter of 2005 for the North American plant capacity actions.

•	Charges totaling $512 million were recognized at GME relating to (1) the announced closure in December 2006 of the GM assembly plant in Azambuja, Portugal, which includes amounts for the writedown to fair market value of plant assets, employee separation costs, and contract cancellation charges; and (2) costs related to the elimination of a shift at the Ellesmere Port plant in the U.K.

•	Estimated charges of $115 million related to separations of salaried employees at GMNA.

•	Other restructuring charges of $43 million and $5 million at GMLAAM and Corporate and Other, respectively.
(C)	During the fourth quarter, GMNA recorded a $53 million favorable adjustment primarily due to closed plants and the related JOBS bank. In addition to the fourth quarter charge, year-to-date charges totaling $6.4 billion at GMNA included the following:
•	Favorable adjustments of $161 million during the third quarter to adjust other personnel related accruals as a result of the GMNA hourly attrition plan.

•	Charges related to the results of the GM-UAW-Delphi Special Attrition Program primarily for payments to employees of approximately $2.1 billion.

•	Curtailment charges of approximately $4.4 billion associated with GM’s U.S. hourly pension plan as a result of the attrition program.
(D)	During the fourth quarter, GM sold its desert proving grounds in Mesa, Arizona.

(E)	During the fourth quarter, GM recorded adjustments to previous estimated charges related to the pending sale of GMAC. These adjustments were recorded beginning in the second quarter of 2006 and were necessary in order to revise previously estimated charges based on the closing.

At the end of November 2006, GM closed its sale of 51% of GMAC to a consortium of investors, and the year-to-date amounts reflect the charges associated with the sale. For the year-to-date period, GM recognized gains on curtailments of its pension and post retirement benefit liabilities of $607 million and favorable state and local pre-tax contingencies of $24 million related to the sale. These gains were offset by the loss on sale of GMAC of $447 million. Additionally, as part of its investment and capital strategy, GMAC Insurance Operations completed a securities portfolio review and decided to reduce the elevated investment leverage and free up capital for growth strategies and dividends. This was achieved by reducing the investment in equities from nearly 35% of total invested assets to approximately 10% and resulted in revenues of $872 million. The proceeds from the sales were invested in fixed income securities or will be used to remit dividends in 2007.

(F)	During the third quarter of 2006, GMAC’s commercial finance business recognized goodwill and other intangible asset impairment charges of $839 million. These charges were the result of a decision made by management to eliminate certain low margin product lines in its commercial finance business.

General Motors Corporation
List of Special Items, Pre-Tax
(Unaudited)
(G)	During the third quarter of 2006, GM increased its contingent liability associated with the restructuring of Delphi’s operations by $500 million, based on data available at that time and ongoing discussions with Delphi and other stakeholders. GM established a contingent liability in the fourth quarter of 2005 and recorded a charge of $5.5 billion.

(H)	GMNA recorded impairment charges related to product specific assets and the write-down of plant assets in connection with the planned stoppage of production at the Doraville, Georgia assembly plant.

(I)	Relates to the gain on the sale of the following investments recognized at GMAP:
•	Gain of $666 million on the sale of 92.4 million shares of GM’s investment in Suzuki for approximately $2 billion in cash, reducing GM’s equity stake to approximately 3.7% (16.3 million shares). ·

•	Gain of $311 million on the sale of GM’s entire investment in Isuzu Motors, Ltd.
(J)	Relates to the following specific tax related items:
•	Adjustments for the three and twelve months ended December 31, 2006 of $66 million and $214 million, respectively, primarily for the reversal of a deferred tax asset valuation allowance at GM Daewoo and residual taxes at Suzuki.

•	GM recognized a $92 million tax benefit during the fourth quarter associated with Medicare Part D subsidies related to certain Delphi flow-back employees and retirees.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions except per share amounts)
(Unaudited)

	Fourth Quarter		Year Ended
	2007	2006	2007	2006
REPORTED
Total net sales and revenue	$47,085	$50,803	$181,122	$205,601
Income (loss) from continuing operations	$(1,527)	$855	$(43,297)	$(2,423)
Income from discontinued operations	$—	$95	$256	$445
Net income (loss)	$(722)	$950	$(38,732)	$(1,978)
Net margin from continuing operations *	(3.2)%	1.7%	(23.9)%	(1.2)%

Earnings (loss) per share — basic
Continuing operations	$(2.70)	$1.51	$(76.52)	$(4.29)
Income from discontinued operations	—	.17	.45	.79
Gain on sale of discontinued operations	1.42	—	7.62	—

Net income (loss)	$(1.28)	$1.68	$(68.45)	$(3.50)

Earnings (loss) per share — diluted
Continuing operations	$(2.70)	$1.51	$(76.52)	$(4.29)
Income from discontinued operations	—	.17	.45	.79
Gain on sale of discontinued operations	1.42	—	7.62	—

Net income (loss)	$(1.28)	$1.68	$(68.45)	$(3.50)

ADJUSTED
Total net sales and revenue	$47,085	$49,931	$181,122	$204,729
Income (loss) from continuing operations	$46	$85	$(279)	$1,731
Net income (loss)	$46	$180	$(23)	$2,176
Net margin from continuing operations *	.1%	.2%	(.2)%	0.8%

Earnings (loss) per share — basic
Continuing operations	$.08	$.15	$(.49)	$3.06
Net income (loss)	$.08	$.32	$(.04)	$3.85
Earnings (loss) per share — diluted
Continuing operations	$.08	$.15	$(.49)	$3.05
Net income (loss)	$.08	$.32	$(.04)	$3.84
See reconciliation of adjusted financial results on pages 19 — 24.

*	Calculated as Income (loss) from continuing operations / Total net sales and revenue.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Fourth Quarter		Year Ended
	2007	2006	2007	2006
GM $1-2/3 par value average shares outstanding:
Reported (GAAP):	(Millions)

Basic shares	566	566	566	566
Diluted shares	566	567	566	566
Adjusted (Non-GAAP):
Basic shares	566	566	566	566
Diluted shares	567	567	566	567

Cash dividends per share of common stock	$.25	$.25	$1.00	$1.00

Automotive cash & marketable securities and readily-available assets in VEBA at December 31:			(Billions)

Automotive cash & marketable securities			$26.7	$23.9
Readily—available assets in VEBA			.6	2.5

Total automotive cash & marketable securities and readily-available assets in VEBA			$27.3	$26.4

Automotive Operations:	(Millions)

Depreciation	$1,212	$1,355	$4,937	$4,575
Amortization of special tools	916	738	3,243	3,450
Amortization of intangible assets	23	17	74	69

Total	$2,151	$2,110	$8,254	$8,094

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Fourth Quarter
2007 and 2006

	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
Net sales and revenue:
GMNA	$28,121	$28,516	$—	$—	$28,121	$28,516
GME	10,692	8,998	—	—	10,692	8,998
GMLAAM	6,040	3,975	—	—	6,040	3,975
GMAP	5,534	4,502	—	—	5,534	4,502
Auto Elimination (a)	(3,695)	(2,352)	—	—	(3,695)	(2,352)

Total GMA	46,692	43,639	—	—	46,692	43,639
Corporate & Other (a)	—	(44)	—	—	—	(44)

Total Auto & Other	46,692	43,595	—	—	46,692	43,595

GMAC	—	6,486	—	(872)	—	5,614
Other Financing (a)	393	722	—	—	393	722

Total Financing	393	7,208	—	(872)	393	6,336

Total	$47,085	$50,803	$—	$(872)	$47,085	$49,931

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(1,221)	$5	$192	$(99)	$(1,029)	$(94)
GME	(449)	(153)	230	142	(219)	(11)
GMLAAM	424	74	—	—	424	74
GMAP	13	(5)	—	76	13	71
Auto Elimination	(24)	(32)	—	—	(24)	(32)

Total GMA	(1,257)	(111)	422	119	(835)	8
Corporate & Other	(1,652)	428	1,168	(631)	(484)	(203)

Total Auto & Other	(2,909)	317	1,590	(512)	(1,319)	(195)

GMAC	(394)	366	—	(872)	(394)	(506)
Other Financing	94	(347)	—	406	94	59

Total Financing	(300)	19	—	(466)	(300)	(447)

Total	$(3,209)	$336	$1,590	$(978)	$(1,619)	$(642)

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Fourth Quarter
2007 and 2006

	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
Equity income (loss), net of tax:
GMNA	$(28)	$(18)	$—	$—	$(28)	$(18)
GME	14	7	—	—	14	7
GMLAAM	8	11	—	—	8	11
GMAP	90	86	—	—	90	86
Auto Elimination (a)	—	—	—	—	—	—

Total GMA	84	86	—	—	84	86
Corporate & Other	—	(2)	—	—	—	(2)

Total Auto & Other	84	84	—	—	84	84

GMAC	—	(2)	—	—	—	(2)

Other Financing	—	—	—	—	—	—

Total Financing	—	(2)	—	—	—	(2)

Total	$84	$82	$—	$—	$84	$82

Minority interests, net of tax:
GMNA	$(3)	$(17)	$—	$—	$(3)	$(17)
GME	(10)	(8)	—	—	(10)	(8)
GMLAAM	(8)	(9)	—	—	(8)	(9)
GMAP	(31)	(52)	—	—	(31)	(52)
Auto Elimination (a)	—	—	—	—	—	—

Total GMA	(52)	(86)	—	—	(52)	(86)
Corporate & Other	11	—	—	—	11	—

Total Auto & Other	(41)	(86)	—	—	(41)	(86)

GMAC	—	—	—	—	—	—
Other Financing	(4)	—	—	—	(4)	—

Total Financing	(4)	—	—	—	(4)	—

Total	$(45)	$(86)	$—	$—	$(45)	$(86)

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Fourth Quarter
2007 and 2006

	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
Pre-tax earnings (loss): *
GMNA	$(1,252)	$(30)	$192	$(99)	$(1,060)	$(129)
GME	(445)	(154)	230	142	(215)	(12)
GMLAAM	424	76	—	—	424	76
GMAP	72	29	—	76	72	105
Auto Elimination (a)	(24)	(32)	—	—	(24)	(32)

Total GMA	(1,225)	(111)	422	119	(803)	8
Corporate & Other	(1,641)	426	1,168	(631)	(473)	(205)

Total Auto & Other	(2,866)	315	1,590	(512)	(1,276)	(197)

GMAC	(394)	364	—	(872)	(394)	(508)
Other Financing (a)	90	(347)	—	406	90	59

Total Financing	(304)	17	—	(466)	(304)	(449)

Total	$(3,170)	$332	$1,590	$(978)	$(1,580)	$(646)

Income tax expense (benefit):
Corporate & Other	$(1,553)	$(256)	$17	$(36)	$(1,536)	$(292)
Other Financing (a)	(90)	(267)	—	(172)	(90)	(439)

Total	$(1,643)	$(523)	$17	$(208)	$(1,626)	$(731)

See footnotes on page 26.

*	Defined here as income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year Ended
2007 and 2006

	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
Net sales and revenue:
GMNA	$112,448	$116,653	$—	$—	$112,448	$116,653
GME	37,397	33,278	—	—	37,397	33,278
GMLAAM	18,894	14,627	—	—	18,894	14,627
GMAP	21,003	15,532	—	—	21,003	15,532
Auto Elimination (a)	(11,543)	(8,655)	—	—	(11,543)	(8,655)

Total GMA	178,199	171,435	—	—	178,199	171,435
Corporate & Other (a)	—	(256)	—	—	—	(256)

Total Auto & Other	178,199	171,179	—	—	178,199	171,179

GMAC	—	33,629	—	(872)	—	32,757
Other Financing (a)	2,923	793	—	—	2,923	793

Total Financing	2,923	34,422	—	(872)	2,923	33,550

Total	$181,122	$205,601	$—	$(872)	$181,122	$204,729

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(3,290)	$(7,575)	$1,779	$5,908	$(1,511)	$(1,667)
GME	(541)	(312)	579	654	38	342
GMLAAM	1,349	527	—	43	1,349	570
GMAP	557	1,059	63	(901)	620	158
Auto Elimination (a)	(59)	(34)	—	—	(59)	(34)

Total GMA	(1,984)	(6,335)	2,421	5,704	437	(631)
Corporate & Other	(3,619)	(1,188)	2,344	(126)	(1,275)	(1,314)

Total Auto & Other	(5,603)	(7,523)	4,765	5,578	(838)	(1,945)

GMAC	(1,147)	2,242	—	(33)	(1,147)	2,209
Other Financing	497	(377)	—	447	497	70

Total Financing	(650)	1,865	—	414	(650)	2,279

Total	$(6,253)	$(5,658)	$4,765	$5,992	$(1,488)	$334

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year Ended
2007 and 2006

	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
Equity income (loss), net of tax:
GMNA	$22	$104	$—	$—	$22	$104
GME	44	36	—	—	44	36
GMLAAM	31	16	—	—	31	16
GMAP	425	365	—	—	425	365
Auto Elimination (a)	—	—	—	—	—	—

Total GMA	522	521	—	—	522	521
Corporate & Other	2	3	—	—	2	3

Total Auto & Other	524	524	—	—	524	524

GMAC	—	(11)	—	—	—	(11)
Other Financing	—	—	—	—	—	—

Total Financing	—	(11)	—	—	—	(11)

Total	$524	$513	$—	$—	$524	$513

Minority interests, net of tax:
GMNA	$(46)	$(63)	$—	$—	$(46)	$(63)
GME	(27)	(21)	—	—	(27)	(21)
GMLAAM	(32)	(25)	—	—	(32)	(25)
GMAP	(301)	(225)	—	105	(301)	(120)
Auto Elimination (a)	—	—	—	—	—	—

Total GMA	(406)	(334)	—	105	(406)	(229)
Corporate & Other	12	—	—	—	12	—

Total Auto & Other	(394)	(334)	—	105	(394)	(229)

GMAC	—	10	—	—	—	10
Other Financing	(12)	—	—	—	(12)	—

Total Financing	(12)	10	—	—	(12)	10

Total	$(406)	$(324)	$—	$105	$(406)	$(219)

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year Ended
2007 and 2006

	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
Pre-tax earnings (loss): *
GMNA	$(3,314)	$(7,534)	$1,779	$5,908	$(1,535)	$(1,626)
GME	(524)	(297)	579	654	55	357
GMLAAM	1,348	518	—	43	1,348	561
GMAP	681	1,199	63	(796)	744	403
Auto Elimination (a)	(59)	(34)	—	—	(59)	(34)

Total GMA	(1,868)	(6,148)	2,421	5,809	553	(339)
Corporate & Other (a)	(3,605)	(1,185)	2,344	(126)	(1,261)	(1,311)

Total Auto & Other	(5,473)	(7,333)	4,765	5,683	(708)	(1,650)

GMAC	(1,147)	2,241	—	(33)	(1,147)	2,208
Other Financing (a)	485	(377)	—	447	485	70

Total Financing	(662)	1,864	—	414	(662)	2,278

Total	$(6,135)	$(5,469)	$4,765	$6,097	$(1,370)	$628

Income tax expense (benefit):
Corporate & Other	$37,129	$(3,881)	$(38,130)	$2,298	$(1,001)	$(1,583)
Other Financing (a)	33	835	(123)	(355)	(90)	480

Total	$37,162	$(3,046)	$(38,253)	$1,943	$(1,091)	$(1,103)

*	Defined here as income (loss) from continuing operations before income taxes and after equity income and minority interests.
See footnotes on page 26.

General Motors Corporation
Operating Statistics
(Unaudited)

	Fourth Quarter		Year Ended
	2007	2006	2007	2006
Worldwide Production Volume:	(Units in thousands)
GMNA — Cars	358	446	1,526	1,821
GMNA — Trucks	684	661	2,741	2,828

Total GMNA	1,042	1,107	4,267	4,649
GME	457	443	1,828	1,806
GMLAAM	253	215	960	830
GMAP*	627	509	2,231	1,896

Total Worldwide **	2,380	2,274	9,286	9,181

Vehicle Unit Deliveries:
Chevrolet — Cars	162	160	757	798
Chevrolet — Trucks	355	377	1,509	1,617
Pontiac	81	88	358	410
GMC	125	118	506	481
Buick	42	50	186	241
Saturn	52	58	240	226
Cadillac	60	57	215	227
Other	20	32	96	125

Total United States	897	940	3,867	4,125
Canada, Mexico and Other	157	169	649	682

Total GMNA	1,054	1,109	4,516	4,807
GME	529	475	2,182	2,003
GMLAAM	341	290	1,236	1,035
GMAP *	382	327	1,436	1,248

Total Worldwide **	2,306	2,200	9,370	9,093

Market Share:
United States — Cars	18.7%	20.2%	19.4%	20.7%
United States — Trucks	27.0%	26.4%	27.0%	27.1%
Total United States	23.1%	23.6%	23.5%	24.2%
Total GMNA	22.7%	23.2%	23.0%	23.8%
Total GME	9.3%	9.1%	9.5%	9.2%
Total GMLAAM	17.6%	17.9%	17.2%	17.0%
Total GMAP	7.1%	6.6%	6.9%	6.5%
Total Worldwide	13.1%	13.3%	13.3%	13.5%

U.S. Retail/Fleet Mix:
% Fleet Sales — Cars	31.2%	38.1%	34.9%	36.5%
% Fleet Sales — Trucks	19.6%	18.5%	20.5%	20.7%
Total Vehicles	23.9%	25.8%	26.1%	26.9%

GMNA Capacity Utilization ***	86.2%	89.5%	88.3%	93.1%

*	GMAP production and sales volume includes SAIC-GM Wuling Automobile Co. Ltd. joint venture vehicles.

**	Total Worldwide may include rounding differences.

***	Two shift rated, annualized.

General Motors Corporation
Operating Statistics
(Unaudited)

	Fourth Quarter		Year Ended
	2007	2006	2007	2006

GMAC Automotive Finance Operations Consumer Credit (North America)
Net charge-offs as a % of managed receivables	1.30%	1.36%	1.20%	1.20%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (b)	2.77%	2.62%	2.58%	2.49%

Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail	43%	36%	45%	48%
SmartLease as % of retail	13%	14%	17%	18%

Worldwide Employment at December 31:			(Thousands)

United States hourly (c)			78	89
United States — Salaried (c)			32	33

Total United States			110	122
Canada, Mexico and Other			29	30

GMNA			139	152
GME			57	60
GMLAAM			34	32
GMAP			34	34
Other			2	2

Total GM			266	280

	(Billions)

Worldwide Payroll	$4.6	$5.6	$18.0	$22.3

Footnotes:

(a)	Auto Eliminations, Corporate & Other and Other Financing include inter-company eliminations.

(b)	Excludes accounts in bankruptcy.

(c)	Approximately 2,400 hourly and 1,250 salary employees are excluded from 2007 data due to the sale of Allison Transmission.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2007	2006
Net sales and revenue
Automotive sales	$46,692	$43,595
Financial services and insurance revenue	393	7,208

Total net sales and revenue	47,085	50,803

Costs and expenses
Automotive cost of sales	43,997	39,144
Selling, general and administrative expense	4,207	3,910
Financial services and insurance expense	408	6,186
Other expenses	1,174	1,087

Total costs and expenses	49,786	50,327

Operating income (loss)	(2,701)	476
Equity in loss of GMAC LLC	(371)	(5)
Automotive and other interest expense	(646)	(781)
Automotive interest income and other non-operating income (expense)	509	646

Income (loss) from continuing operations before income taxes, other equity income and minority interests	(3,209)	336
Income tax benefit	(1,643)	(523)
Equity income, net of tax	84	82
Minority interests, net of tax	(45)	(86)

Income (loss) from continuing operations	(1,527)	855
Discontinued operations
Income from discontinued operations, net of tax	—	95
Gain on sale of discontinued operations, net of tax	805	—

Income from discontinued operations	805	95

Net income (loss)	$(722)	$950

Basic earnings (loss) per share
Continuing operations	$(2.70)	$1.51
Discontinued operations	1.42	.17

Total	$(1.28)	$1.68

Weighted average common shares outstanding, basic (millions)	566	566

Diluted earnings (loss) per share
Continuing operations	$(2.70)	$1.51
Discontinued operations	1.42	.17

Total	(1.28)	1.68

Weighted average common shares outstanding, diluted (millions)	566	567

Cash dividends per share	$0.25	$0.25

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)

	Years Ended December 31,
	2007	2006	2005
Net sales and revenue
Automotive sales	$178,199	$171,179	$158,623
Financial services and insurance revenue	2,923	34,422	34,427

Total net sales and revenue	181,122	205,601	193,050

Costs and expenses
Automotive cost of sales	166,259	163,742	158,254
Selling, general and administrative expense	14,412	13,650	13,003
Financial services and insurance expense	2,742	29,794	30,813
Other expenses	2,099	4,238	7,024

Total costs and expenses	185,512	211,424	209,094

Operating loss	(4,390)	(5,823)	(16,044)
Equity in loss of GMAC LLC	(1,245)	(5)	—
Automotive and other interest expense	(2,902)	(2,642)	(2,534)
Automotive interest income and other non-operating income	2,284	2,812	1,349

Loss from continuing operations before income taxes, equity income and minority interests and cumulative effect of a change in accounting principle	(6,253)	(5,658)	(17,229)
Income tax expense (benefit)	37,162	(3,046)	(6,046)
Equity income, net of tax	524	513	610
Minority interests, net of tax	(406)	(324)	(48)

Loss from continuing operations before cumulative effect of a change in accounting principle	(43,297)	(2,423)	(10,621)
Discontinued operations
Income from discontinued operations, net of tax	256	445	313
Gain on sale of discontinued operations, net of tax	4,309	—	—

Income from discontinued operations	4,565	445	313
Cumulative effect of a change in accounting principle	—	—	(109)

Net loss	$(38,732)	$(1,978)	$(10,417)

Basic earnings (loss) per share
Continuing operations	$(76.52)	$(4.29)	$(18.78)
Discontinued operations	8.07	0.79	0.55
Cumulative effect of a change in accounting principle	—	—	(0.19)

Total	$(68.45)	$(3.50)	$(18.42)

Weighted average common shares outstanding, basic (millions)	566	566	565

Diluted earnings (loss) per share
Continuing operations	$(76.52)	$(4.29)	$(18.78)
Discontinued operations	8.07	0.79	0.55
Cumulative effect of a change in accounting principle	—	—	(0.19)

Total	$(68.45)	$(3.50)	$(18.42)

Weighted average common shares outstanding, diluted (millions)	566	566	565

Cash dividends per share	$1.00	$1.00	$2.00

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$24,549	$23,774
Marketable securities	2,139	138

Total cash and marketable securities	26,688	23,912
Accounts and notes receivable, net	9,659	8,216
Inventories	14,939	13,921
Equipment on operating leases, net	5,283	6,125
Deferred income taxes and other current assets	2,594	11,957

Total current assets	59,163	64,131
Financing and Insurance Operations Assets
Cash and cash equivalents	268	349
Investments in securities	215	188
Equipment on operating leases, net	6,712	11,794
Equity in net assets of GMAC LLC	7,079	7,523
Other assets	2,715	2,269

Total Financing and Insurance Operations assets	16,989	22,123
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,919	1,969
Property, net	43,017	41,934
Intangible assets, net	1,066	1,118
Deferred income taxes	2,116	33,079
Prepaid pension	20,175	17,366
Other assets	4,438	4,584

Total non-current assets	72,731	100,050

Total assets	$148,883	$186,304

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$29,439	$26,931
Short-term borrowings and current portion of long-term debt	6,047	5,666
Accrued expenses	35,327	35,225

Total current liabilities	70,813	67,822
Financing and Insurance Operations Liabilities
Accounts payable	30	192
Debt	4,908	9,438
Other liabilities and deferred income taxes	875	1,947

Total Financing and Insurance Operations liabilities	5,813	11,577
Non-Current Liabilities
Long-term debt	33,384	33,067
Postretirement benefits other than pensions	47,375	50,409
Pensions	11,381	11,934
Other liabilities and deferred income taxes	15,597	15,957

Total non-current liabilities	107,737	111,367

Total liabilities	184,363	190,766
Commitments and contingencies Minority interests	1,614	1,190
Stockholders’ Equity (Deficit)
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 756,637,541 and 566,059,249 shares issued and outstanding at December 31, 2007, respectively, and 756,637,541 and 565,670,254 at December 31, 2006, respectively)	943	943
Capital surplus (principally additional paid-in capital)	15,319	15,336
Retained earnings (deficit)	(39,392)	195
Accumulated other comprehensive loss	(13,964)	(22,126)

Total stockholders’ deficit	(37,094)	(5,652)

Total liabilities, minority interests, and stockholders’ deficit	$148,883	$186,304